EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 and S-3 and each related Prospectus pertaining to the 1992 Stock Option Plan, 2002 Stock Option Plan, the 2003 Stock Incentive Plan, and the 2006 Stock Incentive Plan of CompuMed, Inc. of our report dated December 24, 2008, with respect to the balance sheets of CompuMed, Inc. as of September 30, 2008 and 2007 and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2008 and 2007, which report appears in the September 30, 2008 Annual Report on Form 10-KSB/A of CompuMed, Inc.

Rose, Snyder & Jacobs

A Corporation of Certified Public Accountants

Encino, California

July 20, 2009